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
As filed with the Securities and Exchange Commission on August 4, 1999.             REGISTRATION NO. 333-65461

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     ------
                         POST-EFFECTIVE AMENDMENT No. 1
                                   TO FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                     ------
                              MUNICIPAL MORTGAGE &
                                   EQUITY, LLC
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   59-1449733
                      (I.R.S. Employer Identification No.)

                       218 NORTH CHARLES STREET, SUITE 500
                            BALTIMORE, MARYLAND 21201
               (Address of Principal Executive Offices) (Zip Code)

                        MUNICIPAL MORTGAGE & EQUITY, LLC
                     1998 NON-EMPLOYEE DIRECTORS' SHARE PLAN
                              (Full Title of Plan)

                        MUNICIPAL MORTGAGE & EQUITY, LLC
                            1998 SHARE INCENTIVE PLAN
                              (Full Title of Plan)

                                 MARK K. JOSEPH
               CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER
                        MUNICIPAL MORTGAGE & EQUITY, LLC
                       218 NORTH CHARLES STREET, SUITE 500
                            BALTIMORE, MARYLAND 21201
                     (Name and address of agent for service)

   Telephone number, including area code, of agent for service: (410) 962-8044

                                   COPIES TO:
                            ROBERT E. KING, JR., ESQ.
                               ROGERS & WELLS LLP
                                 200 PARK AVENUE
                            NEW YORK, NEW YORK 10166

The prospectus included in this Registration Statement also applies to the shares which are the subject of Registration Statement No. 333-17427.

                                     PART I

                             PROSPECTUS FOR RESALES

The material which follows, up to but not including the signature page of this Registration Statement, constitutes a prospectus, prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used in connection with resales of securities acquired by affiliates of the Company, as defined in Rule 405 under the Securities Act of 1933, as amended, under director and employee share incentive plans.

PROSPECTUS









                        MUNICIPAL MORTGAGE & EQUITY, LLC

                                  COMMON SHARES



The common shares to which this Prospectus relates may be offered from time to time by Selling Shareholders who are directors and officers of Municipal Mortgage & Equity, LLC. We will specifically identify in prospectus supplements hereto. The Selling Shareholders may sell the common shares on the New York Stock Exchange, where our common shares are currently traded, on any securities exchanges or other quotation systems on which our common shares may be traded, in the over-the-counter market or in negotiated transactions, at prices and on terms then available. The respective Selling Shareholders will pay any brokerage fees or commissions relating to sales by them. See "Method of Sale." We will not receive any part of the proceeds of any such sales.

Our principal executive office is located at 218 North Charles Street, Suite 500, Baltimore, Maryland 21201 (Telephone No. (410) 962-8044).

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


We are paying the expenses of preparing and filing the Registration Statement of which this Prospectus is a part.








                                    --------




                 The date of this Prospectus is August 4, 1999.

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----
Incorporation by Reference ....................................................2

Information We File............................................................2

Selling Security Holders ......................................................2

Method of Sale.................................................................3

SEC Position Regarding Indemnification.........................................3


                           INCORPORATION BY REFERENCE

We incorporate by reference into this Prospectus (a) our Annual Report on Form 10-K for the year ended December 31, 1998, (b) our Quarterly report on Form 10-Q for the quarter ended March 31, 1999, (c) the description of our common shares contained in our registration statement under the Securities Exchange Act of 1934, as amended (including any amendments or reports filed for the purpose of updating such description), (e) our Proxy Statement on Schedule 14A, dated April 12, 1999 and (f) all other reports we filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 1998. These documents were filed under the SEC File Number 001-11981. We also incorporate by reference into this Prospectus all the documents we file pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934 after the date of Prospectus and before we file a post-effective amendment which indicates that all the securities to which this Prospectus relates have been sold or which deregisters all those securities which have not been sold. We will provide copies of all documents which are incorporated by reference without charge to anyone to whom we deliver this Prospectus, who makes a written or oral request for them to Municipal Mortgage & Equity, LLC, 218 North Charles Street, Suite 500, Baltimore, Maryland 21201, Attention: Derek Cole, telephone number (410) 962-8044.

                               INFORMATION WE FILE

         We file annual, quarterly and current reports, proxy statements and other materials with the SEC pursuant to the requirements of the Securities Exchange Act of 1934. The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers (including us) that file electronically with the SEC. The address of that site is http:\\www.sec.gov.

                              SELLING SHAREHOLDERS

         This Prospectus relates to possible sales by our directors and officers of shares of our common shares that they acquire through the Company's various share incentive plans. We do not know at this time who may be Selling Shareholders from time to time. We will provide the names of those people, along with the number of common shares owned, and the number of shares which may be sold, by each of those people from time to time in supplements to this Prospectus, which we will file with the Securities and Exchange Commission in accordance with Rule 424(b) under the Securities Act of 1933, as amended.

                                 METHOD OF SALE

         The shares offered by this Prospectus may be sold on the New York Stock Exchange, where our common shares are currently traded, or in other markets where our common shares are traded, or in negotiated transactions. Sales will be at prices which are current when the sales take place. Selling Shareholders may pay brokers' commissions. Shares that are sold may include shares in which Selling Shareholders have granted security interests and which are being sold because of foreclosure of those security interests. There is no present plan of distribution.

                     SEC POSITION REGARDING INDEMNIFICATION

         Our Amended and Restated Certificate of Formation provides for indemnification of officers and directors for any loss, damage or claim (including reasonable attorneys' fees) due to any act or omission made by him or her, except in the case of fraudulent or illegal conduct.

         We have been informed that, in the opinion of the Securities and Exchange Commission, insofar as directors, officers or other persons who control us may become entitled under the provisions of our certificate of incorporation to indemnification for liabilities arising under the Securities Act of 1933, that indemnification is against public policy as expressed in that Act and is therefore unenforceable.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore and State of Maryland on this 4th day of August, 1999.

                                                  MUNICIPAL MORTGAGE &
                                                  EQUITY, LLC

                                                  By:
                                                     ---------------------------
                                                     Micheal L. Falcone
                                                     President and CEO


                                -----------------

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                     Name                                         Title                              Date
                     ----                                         -----                              ----
                                                Chairman, Chief Executive Officer
             /s/ MARK K. JOSEPH*                (Principal Executive Officer)               August 4, 1999
-------------------------------------------     Director
               Mark K. Joseph

                                                President and Chief Operating
           /s/ MICHAEL L. FALCONE               Officer                                     August 4, 1999
-------------------------------------------
             Michael L. Falcone


           /s/ GARY A. MENTESANA*               Chief Financial Officer                     August 4, 1999
-------------------------------------------
              Gary A. Mentesana                 (Principal  Financial Office and
                                                Principal Accounting Officer)
              /s/ CHARLES C. BAUM*                 Director
-------------------------------------------
                Charles C. Baum                                                             August 4, 1999


           /s/ RICHARD O. BERNDT*               Director                                    August 4, 1999
-------------------------------------------
              Richard O. Berndt


           /s/ ROBERT S. HILLMAN*               Director                                    August 4, 1999
-------------------------------------------
              Robert S. Hillman


            /s/ WILLIAM L. JEWS*                Director                                    August 4, 1999
-------------------------------------------
               William L. Jews


             /s/ CARL W. STERN*                 Director                                    August 4, 1999
-------------------------------------------
                Carl W. Stern

* Signed for by Michael L. Falcone, attorney-in-fact.

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